Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports First Quarter 2017 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)-April 24, 2017--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2017.

Highlights

▪
Reported net income attributable to ACC of $34.1 million or $0.25 per fully diluted share, versus $45.6 million or $0.36 per fully diluted share in the first quarter 2016. The first quarter of 2016 included a $17.4 million gain from the disposition of real estate, while there was no corresponding gain in the current quarter.

▪	Reported quarterly FFOM of $83.2 million or $0.62 per fully diluted share versus $78.2 million or $0.62 per fully diluted share in the first quarter prior year.

▪	Increased same store wholly-owned net operating income ("NOI") 3.3 percent over the first quarter 2016 with revenues increasing 3.3 percent and operating expenses increasing 3.4 percent.

▪	Achieved same store wholly-owned average physical occupancy of 96.9 percent for the first quarter 2017 compared to 97.0 percent for the first quarter 2016.

▪
Preleased the same store wholly-owned portfolio for the upcoming academic year to 84.4 percent applied for and 78.7 percent leased as of April 21, 2017 with a current projected rental rate increase of 2.9 percent. This compares to 85.0 percent applied for and 78.6 percent preleased for the same date prior year.

▪
Awarded five new on-campus development projects including two American Campus Equity (ACE®) transactions with the University of Arizona and Northern Arizona University, and three third-party development projects with the University of California, Irvine, the University of Illinois at Chicago and the University of Arizona.

▪
Subsequent to quarter end, acquired The Arlie, a 598-bed community located pedestrian to the University of Texas at Arlington. The Arlie is located immediately adjacent to an existing ACC property in the market, offering the opportunity to benefit from multi-asset market efficiencies.

▪
Won five Innovator Awards at this year's Student Housing Business National Conference including Best New Development, Best Public/Private Partnership Development, Best Use of Green & Sustainable Construction or Development, Most Creative Financing and Best Bandwidth/Connectivity Solution. Since the inception of the Innovator Awards, ACC has won an industry-leading total of 24 awards, furthering its best-in-class reputation among colleges, universities and industry partners.

“We are excited to announce five new on-campus awards and a core acquisition, highlighting the company’s robust external growth opportunities,” said Bill Bayless, American Campus CEO. “Additionally, our continued focus on creating operational efficiencies resulted in solid NOI growth again this quarter, and achievement of a 55 percent NOI margin on a trailing twelve-month basis for the total portfolio.”

First Quarter Operating Results

Revenue for the 2017 first quarter totaled $192.9 million, versus $200.0 million in the first quarter 2016, and operating income for the quarter totaled $49.2 million compared to $53.0 million in the prior year first quarter. The decrease in revenues and operating income was primarily due to the sale of 21 non-core properties in 2016, offset by growth resulting from recently completed development properties, increased rental rates for the 2016-2017 academic year, and property acquisitions completed in 2016. Net income for the 2017 first quarter totaled $34.1 million, or $0.25 per fully diluted share, compared with net income of $45.6 million, or $0.36 per fully diluted share for the same quarter in 2016. Compared to the prior year, the decrease in net income is primarily due to a $17.4 million gain from disposition of real estate recognized in the first quarter of 2016, as two properties were sold in the first quarter of 2016 and no property sales were completed in the current quarter. FFO for the 2017 first quarter totaled $86.0 million, or $0.64 per fully diluted share, as compared to $81.8 million, or $0.65 per fully diluted share for the same quarter in 2016. FFOM for the 2017 first quarter was $83.2 million, or $0.62 per fully diluted share as compared to $78.2 million, or $0.62 per fully diluted share for the same quarter in 2016. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store wholly-owned properties was $98.9 million in the quarter, an increase of 3.3 percent from $95.7 million in the 2016 first quarter. Same store wholly-owned property revenues increased by 3.3 percent over the 2016 first quarter due to an increase in average rental rates for the 2016-2017 academic year. Same store wholly-owned property operating expenses increased by 3.4 percent over the prior year quarter. NOI for the total wholly-owned portfolio decreased 2.7 percent to $104.8 million for the quarter from $107.7 million in the comparable period of 2016 due to the disposition of 21 non-core properties noted above. A reconciliation of same store NOI to total NOI is provided in Table 4.

Portfolio Update

Developments
The company continues to progress on the construction of its 18 owned-development and presale development projects with expected deliveries in Fall 2017, 2018 and 2019. The developments total approximately $1.2 billion, are all core Class A assets located on or pedestrian to campus in their respective markets, averaging 0.1 miles to campus, and are expected to achieve a stabilized development yield in the range of 6.5 - 7.0 percent.

Of the under construction development pipeline of 18 projects, 10 are scheduled to open in Fall 2017 totaling $603.1 million, and are preleased to an average of 56.1 percent for the upcoming academic year as of April 21, 2017. The company’s guidance assumes that these 10 developments lease to 88 percent in Fall 2017, with certain projects expected to stabilize in Fall 2018.
American Campus Equity (ACE)
Subsequent to quarter end, the company executed a ground lease and commenced construction on our fifth on-campus ACE development at Northern Arizona University. The project, which is located in the heart of campus, is designed to serve as the NAU Honors College upon delivery in Fall 2018 and has been master leased by the university for the first year of operation. Totaling a net investment of $43.4 million by the company, the living-learning community offers housing and activity space to 636 students in addition to eight classrooms and 26 faculty and administrative offices which will be funded by the University. Modern, student centric amenities will include academic study space and computer stations, a state-of-the-art fitness center, recreational lounges and ample common area space.
Subsequent to quarter end, the company executed a predevelopment agreement for a new ACE transaction at the University of Arizona. The proposed living-learning honors college is currently anticipated to include modern student accommodations for approximately 1,000 students with an integrated dining hall. Additionally, the development is planned to include a new University office facility and student recreation and wellness center, which will be funded by the University, with the company expected to earn third-party fees for its role in the development of these separate facilities. The collaborative project targets delivery in Fall 2019 and will be located on university owned land as well as campus-adjacent sites previously acquired by the company, which will be donated to the University to facilitate the transaction.

Acquisitions
Subsequent to quarter end, the company acquired The Arlie, a 598-bed community located one block from the edge of the University of Texas at Arlington campus. The community, which opened in Fall 2016, provides modern student accommodations and finishes as well as a competitive amenity package featuring academic study spaces, fitness center, resort style pool with expansive sundeck and an attached parking garage. After investment of $1.7 million of upfront capital improvements, the acquisition targets a year-one cap rate of 5.5 percent nominal and 5.3 percent economic. Additionally, as the property is located adjacent to an existing ACC asset, multiple property market efficiencies offer the potential for additional yield of 25 to 50 basis points above the going-in cap rates.
Dispositions
As previously announced, the company is under contract for the disposition of The Province, a 657-bed non-core property serving students attending Wright State University. The transaction is anticipated to close during the second quarter but remains subject to the satisfaction of standard closing conditions.
Third-Party Services
The company executed a predevelopment services agreement for a third-party on-campus development at the University of California, Irvine. The proposed 1,441-bed student housing development project represents the fourth phase of the company’s partnership with the University of California, Irvine to reshape the university’s on-campus housing experience. Including this phase, the partnership has produced more than 6,500 modern student beds in purpose-built, academically oriented student communities totaling more than $550 million of total project cost on the campus of the University of California, Irvine. The newly awarded project is expected to commence construction during the third or fourth quarter of 2017 with an anticipated delivery in Fall 2019 although the full scope, fees, feasibility and construction period have not been finalized.

Subsequent to quarter end, the company executed a predevelopment services agreement for a proposed third-party on-campus development project at the University of Illinois at Chicago. The project is currently targeting approximately 525 beds, however the full scope, fees, feasibility and construction period have not been finalized.

Subsequent to quarter end, the previously announced third-party development at La Salle University was terminated pending the outcome of the University’s Board of Trustees comprehensive reevaluation of their student housing requirements.

Capital Markets
At-The-Market (ATM) Share Offering Program
During the quarter, the company sold 1.3 million shares of common stock under the ATM program at a weighted average price of $49.70 per share for net proceeds of approximately $62.7 million. Subsequent to quarter end, the company sold an additional 405 thousand shares of common stock at a weighted average price of $47.97 per share for net proceeds of approximately $19.2 million. Total gross proceeds of $158.9 million have been raised under the ATM program in 2016 and 2017 leaving approximately $341 million of capacity under the current program.
2017 Outlook
The company is maintaining its previously stated guidance range for the fiscal year 2017, anticipating that FFO will be in the range of $2.34 to $2.44 per fully diluted share and FFOM will be in the range of $2.32 to $2.42 per fully diluted share. For additional details regarding the company’s 2017 outlook, please see pages 16-17 of the Supplemental Analyst Package 1Q 2017. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2017 is included in Table 5.

Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter results and the 2017 outlook on Tuesday, April 25, 2017 at 10 a.m. EDT (9:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 0785065, and participants outside the U.S. may dial 412-317-6061 passcode 0785065 at least five minutes prior to the call.
To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until May 9, 2017 by dialing 877-344-7529 or 412-317-0088 conference number 10102932. The replay also will be available for one year at www.americancampus.com.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs, contractual executive separation and retirement charges, and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of March 31, 2017, American Campus Communities owned 157 student housing properties containing approximately 97,500 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 194 properties with approximately 127,200 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets

Investments in real estate:
Wholly-owned properties, net	$5,541,499	$5,427,014
Wholly-owned properties held for sale	25,381	25,350
On-campus participating properties, net	84,146	85,797
Investments in real estate, net	5,651,026	5,538,161

Cash and cash equivalents	34,130	22,140
Restricted cash	24,386	24,817
Student contracts receivable, net	7,781	8,428
Other assets[1]	270,643	272,367

Total assets	$5,987,966	$5,865,913

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt	$683,945	$688,195
Unsecured notes	1,189,256	1,188,737
Unsecured term loans	149,120	149,065
Unsecured revolving credit facility	186,000	99,300
Accounts payable and accrued expenses	48,510	76,614
Other liabilities[2]	173,961	158,437
Total liabilities	2,430,792	2,360,348

Redeemable noncontrolling interests	55,665	55,078

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,336	1,322
Additional paid in capital	4,183,758	4,118,842
Treasury stock	(1,223)	(975)
Accumulated earnings and dividends	(692,510)	(670,137)
Accumulated other comprehensive loss	(3,583)	(4,067)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,487,778	3,444,985
Noncontrolling interests – partially owned properties	13,731	5,502
Total equity	3,501,509	3,450,487

Total liabilities and equity	$5,987,966	$5,865,913

1.	As of March 31, 2017, other assets include approximately $6.8 million related to net deferred financing costs on our revolving credit facility and the net value of in-place leases.

2.	As of March 31, 2017, other liabilities include approximately $42.0 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016

Revenues
Wholly-owned properties	$178,831	$185,702
On-campus participating properties	10,158	10,046
Third-party development services	456	1,035
Third-party management services	2,614	2,410
Resident services	879	802
Total revenues	192,938	199,995

Operating expenses
Wholly-owned properties	74,957	78,851
On-campus participating properties	3,265	3,042
Third-party development and management services	4,083	3,738
General and administrative[1]	6,734	5,309
Depreciation and amortization	52,323	53,716
Ground/facility leases	2,357	2,304
Total operating expenses	143,719	146,960

Operating income	49,219	53,035

Nonoperating income and (expenses)
Interest income	1,232	1,279
Interest expense	(14,717)	(22,627)
Amortization of deferred financing costs	(1,028)	(2,542)
Gain from disposition of real estate	—	17,409
Total nonoperating expense	(14,513)	(6,481)

Income before income taxes	34,706	46,554
Income tax provision	(257)	(345)
Net income	34,449	46,209
Net income attributable to noncontrolling interests	(399)	(622)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$34,050	$45,587
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	484	(1,410)
Comprehensive income	$34,534	$44,177
Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders
Basic	$0.25	$0.37

Diluted	$0.25	$0.36

Weighted-average common shares outstanding
Basic	133,052,444	123,445,985

Diluted	133,986,322	124,266,312

1.	Includes $1.1 million of contractual executive separation and retirement charges incurred with regards to the retirement of the company's Chief Financial Officer.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$34,050	$45,587
Noncontrolling interests	399	622
Gain from disposition of real estate	—	(17,409)
Real estate related depreciation and amortization	51,518	53,046
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	85,967	81,846

Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(3,247)	(3,164)
Amortization of investment in on-campus participating properties	(1,860)	(1,823)
	80,860	76,859
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[1]	757	850
Management fees	468	459
Contribution from on-campus participating properties	1,225	1,309

Contractual executive separation and retirement charges[2]	1,095	—
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders	$83,180	$78,168

FFO per share – diluted	$0.64	$0.65

FFOM per share – diluted	$0.62	$0.62

Weighted average common shares outstanding - diluted	135,092,966	125,679,948

1.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents actual amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

2.
Represents contractual executive separation and retirement charges incurred with regards to the retirement of the company's Chief Financial Officer, to be recognized in the first and second quarter of 2017.

Table 4
American Campus Communities, Inc. and Subsidiaries
Wholly-Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended March 31,
	2017	2016	$ Change	% Change
Wholly-owned properties revenues
Same store properties	$169,714	$164,225	$5,489	3.3%
New properties	8,965	87	8,878
Sold and held for sale properties[1]	1,031	22,192	(21,161)
Total revenues[2]	$179,710	$186,504	$(6,794)	(3.6)%
Wholly-owned properties operating expenses
Same store properties	$70,856	$68,556	$2,300	3.4%
New properties	3,529	73	3,456
Sold and held for sale properties1 3	572	10,222	(9,650)
Total operating expenses	$74,957	$78,851	$(3,894)	(4.9)%
Wholly-owned properties net operating income
Same store properties[4]	$98,858	$95,669	$3,189	3.3%
New properties	5,436	14	5,422
Sold and held for sale properties[1]	459	11,970	(11,511)
Total net operating income	$104,753	$107,653	$(2,900)	(2.7)%

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2017 and 2016, which are not conducting or planning to conduct substantial development or redevelopment activities, and are not classified as held for sale as of March 31, 2017.

1.	Includes 21 properties sold in 2016, and one property classified as held for sale as of March 31, 2017.

2.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

3.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

4.
Includes a reduction of $42,000 related to 41 beds damaged by a fire occurring at one of our same store properties in March 2017.  The damaged beds are being rebuilt and are anticipated to be available for occupancy in Fall 2017 through Spring 2018.  In future quarters, we anticipate a reduction to same store net operating income of approximately $30,000 per month until such time as the damaged beds are rebuilt and available for occupancy.  These losses are covered by the company’s business interruption insurance policy, although proceeds from this policy are not anticipated to be received and recorded until 2018.

Table 5
American Campus Communities, Inc. and Subsidiaries
2017 Outlook1
(dollars in thousands, except share and per share data)

	Low	High

Net income	$103,400	$116,500
Noncontrolling interests	1,700	1,900
Depreciation and amortization	211,700	211,700
Funds from operations ("FFO")	$316,800	$330,100

Elimination of operations from on-campus participating properties	(11,700)	(12,100)
Contribution from on-campus participating properties	4,100	4,700
Contractual executive separation and retirement charges[2]	4,550	4,550
Funds from operations - modified ("FFOM")	$313,750	$327,250

Net income per share - diluted	$0.76	$0.86

FFO per share - diluted	$2.34	$2.44

FFOM per share - diluted	$2.32	$2.42

Weighted-average common shares outstanding - diluted	135,500,000	135,500,000

1.	The company believes that the financial results for the fiscal year ending December 31, 2017 may be affected by, among other factors:
•national and regional economic trends and events;
•the timing of acquisitions and/or dispositions;
•interest rate risk;
•the timing of commencement of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
•university enrollment, funding and policy trends;
•the ability of the company to earn third-party management revenues;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the ability of the company to integrate acquired properties;
•the outcome of legal proceedings arising in the normal course of business;
•the finalization of property tax rates and assessed values in certain jurisdictions; and
•the success of releasing the company's owned properties for the 2017-2018 academic year.

2.
Represents contractual executive separation and retirement charges to be incurred with regards to the retirement of the company's Chief Financial Officer, to be recognized in the first and second quarter 2017.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000